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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC (20549)


                                 SCHEDULE 13G/A

                       UNDER THE SECURITIES ACT OF (1934)
                              (AMENDMENT NO. 5) (1)


                        TRI-COUNTY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   89546L 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      /_/    Rule 13d-1(b)

      /X/    Rule 13d-1(c)

      /_/    Rule 13d-1(d)

---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                Page 1 of 6 pages
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CUSIP NO. 89546L 10 7               13G/A                      PAGE 2 OF 6 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:

           MICHAEL L. MIDDLETON

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a) /_/

                                                                (b) /X/
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER       106,794 (NOT INCLUDING 77,739
       NUMBER OF                                   SHARES SUBJECT TO OPTIONS)
         SHARES      -----------------------------------------------------------
      BENEFICIALLY    6   SHARED VOTING POWER       53,445 (1)
        OWNED BY
          EACH       -----------------------------------------------------------
       REPORTING      7   SOLE DISPOSITIVE POWER   106,794 (2)
         PERSON
          WITH       -----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER  53,445 (1)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           237,978 (INCLUDES 77,739 SHARES SUBJECT TO OPTIONS)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           8.7% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

(1) Consists of shares held in joint tenancy by the reporting person and his spouse.
(2) Does not include 77,739 shares subject to options or 38,635 shares allocated to the reporting person's account under the Community Bank of Tri-County Employee Stock Ownership Plan.
(3) Based on 2,650,308 shares outstanding as of December 31, 2006, plus 77,739 shares that the reporting person may acquire within 60 days by exercising stock options.


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--------------------------------------------------------------------------------
CUSIP NO. 89546L 10 7               13G/A                      PAGE 3 OF 6 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:

           SARA MIDDLETON

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a) /_/

                                                                (b) /X/
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER         73,563
       NUMBER OF
         SHARES      -----------------------------------------------------------
      BENEFICIALLY    6   SHARED VOTING POWER       53,445 (1)
        OWNED BY
          EACH       -----------------------------------------------------------
       REPORTING      7   SOLE DISPOSITIVE POWER    73,563
         PERSON
          WITH       -----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER  53,445 (1)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           127,008
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           4.8% (2)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

(1) Consists of shares held in joint tenancy by the reporting person and her spouse.
(2)  Based on 2,650,308 shares outstanding as of December 31, 2006.


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                                                  ------------------------------
                                                        PAGE 4 OF 6 PAGES
                                                  ------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


ITEM 1 (a).     NAME OF ISSUER:  Tri-County Financial Corporation

       (b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                3035 Leonardtown Road, Waldorf, Maryland 20604

ITEM 2 (a).     NAMES OF PERSONS FILING:  Michael L. and Sara Middleton

       (b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                3035 Leonardtown Road, Waldorf, Maryland 20604

       (c).     CITIZENSHIP: United States of America

       (d).     TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value.

       (e).     CUSIP NUMBER: 89546L 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                Not applicable. This Statement is being filed pursuant to Rule 13d-1(c).

ITEM 4.         OWNERSHIP.

                (a)   AMOUNT BENEFICIALLY OWNED: See Row 9 of the second part of
                      -------------------------
                      the cover page for each reporting person.

                (b)   PERCENT OF CLASS:  See Row 11 of the second part of the
                      ----------------
                      cover page for each reporting person.

                (c)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:  See Rows 5,
                      -------------------------------------------
                      6, 7, and 8 of the second part of the cover page for each reporting person.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /_/



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                                                  ------------------------------
                                                        PAGE 5 OF 6 PAGES
                                                  ------------------------------

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.         CERTIFICATIONS.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                  ------------------------------
                                                         PAGE 6 OF 6 PAGES
                                                  ------------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




         /s/ Michael L. Middleton                       February 14, 2007
         -----------------------------
         Michael L. Middleton


         /s/ Sara Middleton                             February 14, 2007
         -----------------------------
         Sara Middleton


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                                                                       EXHIBIT A
                                                                       ---------


Members of the group:

Michael L. Middleton
Sara Middleton





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                                                                      EXHIBIT 99
                                                                      ----------


                         AGREEMENT RELATING TO FILING OF
                         -------------------------------
                           JOINT STATEMENT PURSUANT TO
                           ---------------------------
                               RULE 13d-1(k) UNDER
                               -------------------
                       THE SECURITIES EXCHANGE ACT OF 1934
                       -----------------------------------


         The Undersigned agree that this Amendment No. 5 to the Statement of
Schedule 13G to which this Agreement is attached is filed on behalf of each of them.


Date: February 14, 2007                    By:  /s/ Michael L. Middleton
                                                --------------------------------
                                                Michael L. Middleton



                                           By:  /s/ Sara Middleton
                                                --------------------------------
                                                Sara Middleton